Exhibit 10.1

    October 23, 2020
    (revised November 5, 2020)
Brad Middlekauff
[***]

RE:    Separation Agreement and General Release
Dear Brad,
Your employment with IMVT Corporation (“Immunovant”) will be terminated effective November 6, 2020 (the “Separation Date”). This Separation Agreement and General Release (this “Agreement”) sets forth the terms and conditions under which IMVT Corporation is offering you additional pay and benefits in exchange for you making and honoring certain commitments, including agreeing not to pursue legal action against the Company as described in Sections 7 and 8.
PLEASE NOTE: THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES TO YOU. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE, AT YOUR EXPENSE, PRIOR TO EXECUTING IT.
1.Parties To This Agreement
This letter is a proposed agreement that IMVT Corporation is offering to you. In this document, BRAD MIDDLEKAUFF is referred to as “you” and IMVT CORPORATION is referred to as “Immunovant” or the “Company.” Together, you and Immunovant are referred to as the “Parties.”
2.What You Will Receive Regardless of Whether You Enter Into This Agreement
Whether or not you enter into this Agreement, you will receive the following:
a.Your regular base pay (less applicable withholding) through the Separation Date, provided you remain employed at the Company through that date. You will be receiving your regular pay in the same manner that you normally receive your regular pay, such as direct deposit, consistent with established bi-monthly pay cycles as long as you remain employed; and
b.If you are currently enrolled and participating in the Company’s medical/dental/vision benefits, your coverage will extend until the end of November 2020 (the month in which your separation takes place). Thereafter, you will be able to continue as a member of the Company’s Group Health Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. You will be receiving

IMVT Corporation

a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits; and
c.Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from Fidelity and you may direct questions to them at 1-800-603-4015; and
d.Reimbursement for all approved business-related expenses incurred up to your last day of employment consistent with established travel and expense policies; and
e.As long as you direct reference inquiries from potential employers to [***] ([***]@immunovant.com), unless otherwise authorized in writing by you, the Company will limit information it discloses in response to reference requests to: (1) your dates of employment; and (2) your last position held. Of course, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law.
In addition, for the avoidance of doubt, your 2019 Award (as defined below) shall remain exercisable with respect to the vested portion thereof (including after giving effect to this Agreement) through May 19, 2029 and your 2020 Award (as defined below) shall remain exercisable with respect to the vested portion thereof (including after giving effect to this Agreement) through the date set forth in the applicable award notice and agreement.
3.What You Will Receive Only If You Enter Into This Agreement.
As long as you timely sign, date and return this Agreement (AFTER YOUR SEPARATION DATE BUT IN NO CASE LATER THAN NOVEMBER 13, 2020), and you comply with the Agreement’s requirements, then in addition to those payments and benefits described in Paragraph 2 above:
•You will receive salary continuation benefit payments in an aggregate amount equal to six (6) months of your current base salary, payable in equal installments in accordance with customary payroll practices over the six (6) month period following your Separation Date, subject to applicable withholdings (the “Salary Continuation Benefit”), provided that no installments of the Salary Continuation Benefit shall be paid prior to seven (7) days after you Execute this Agreement, and any amounts that would have otherwise been paid during the period between your Separation Date and the first payment date in accordance with payroll practices will be included in the first payment.
•If you timely elect to continue COBRA coverage, the Company shall pay the cost of premiums in excess of active employee rates necessary for you to maintain the medical/dental/vision benefits to which you are entitled under COBRA for a period (the “COBRA Payment Period”) beginning on the Separation Date and ending upon the occurrence of the earliest of the following events: (A) six (6) months following your Separation Date, (B) you elect to receive group health insurance coverage through a new employer, or (C) you cease to be eligible for COBRA continuation coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Payment Period, you agree that you must promptly (but no later than five (5) business days following such event) notify the

IMVT Corporation

Company of such event. After the COBRA Payment Period, you will be able to continue as a member of the Company’s Group Health. Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. You will be receiving a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits.
•Your outstanding stock option awards granted to you on May 20, 2019 (your “2019 Award”) and May 15, 2020 (your “2020 Award”) originally under the Immunovant Sciences Ltd. 2018 Equity Incentive Plan and the Immunovant, Inc. 2019 Equity Incentive Plan, respectively (collectively, the “Equity Incentive Plans”), will be treated in accordance with the terms of the Equity Incentive Plans and the applicable award notices and agreements, provided that, subject to your continued compliance with your obligations to the Company, including under this Agreement, (i) your 2019 Award shall become vested and exercisable with respect to an additional 16,535 shares effective as of the Separation Date, and (ii) your 2020 Award shall become vested and exercisable with respect to an additional 17,248 shares effective as of the Separation Date. For the avoidance of doubt, any portion of your 2019 Award and your 2020 Award which has not vested as of the Separation Date and which is not eligible to vest as set forth above shall terminate and be forfeited upon the Separation Date.
Provided you return the signed and dated Agreement and do not revoke it under Section 22(c), you will begin receiving the salary continuation benefit and COBRA benefits as set forth above, provided you did not resign prior to your Separation Date.
4.W-2s.
The Company will issue an IRS Form. W-2 to you in connection with payments described in. Section 3.
5.How To Enter Into This Agreement.
In order to enter into this Agreement, you must take the following steps:
i.You must sign and date the Agreement. Signing and dating the Agreement is how you “Execute” the Agreement. However, you cannot sign and date the Agreement, prior to your Separation Date.
ii.You must return the Executed Agreement to me after your Separation Date but in no case later than November 13, 2020 (unless such period is extended in writing by the Company). If the Company does not receive the signed and dated Agreement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the pay and benefits described in Section 3.
iii.You must comply with the terms and conditions of this Agreement.
6.Your Acknowledgments.
By entering into this Agreement, you are agreeing:

IMVT Corporation

•The pay and benefits in Section 3 are more than any money or benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you, other than the Employment Agreement between the Company and you, dated April 15, 2019 (the “Employment Agreement”).
•After your employment ends, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company or any of its affiliates.
•Your obligations under your Employment Agreement and the Employee Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement (“NDIA”) executed between you and the Company, shall remain in full force and effect and you acknowledge and re-affirm those obligations.
•As long as the Company satisfies its obligations under this Agreement, it will not owe you anything except for the items set forth in Section 2, which you will receive regardless of whether you Execute this Agreement, and the items set forth in Section 3, which you will receive only if you Execute this Agreement.
7.YOU ARE RELEASING AND WAIVING CLAIMS
While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.
Who And What Does The Release Cover?
What Are You Giving Up? It is the Company’s position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, you will, except for certain exceptions described in Section 11, give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement, you will give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You are also giving up potential Claims arising under any contract or implied contract, including but not limited to your Employment Agreement or any handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys’ fees, costs and future wage loss. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 11, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before

IMVT Corporation

the Equal Employment Opportunity Commission or other agencies enforcing non-discrimination laws or the National. Labor Relations Board.
Whose Possible Claims Are You Giving Up? You are waiving Claims that you may otherwise be able to bring. You are not only agreeing that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as “Releasors.”
Who Are You Releasing From Possible Claims? You are not only waiving Claims that you and the Releasors may otherwise be able to bring against the Company, but also Claims that could be brought against “Releasees,” which means the Company and all of their past, present and future:
•shareholders
•officers, directors, employees, attorneys and agents
•subsidiaries, divisions and affiliated and related entities
•employee benefit and pension plans or funds
•successors and assigns
•trustees, fiduciaries and administrators
Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, you are giving up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you are giving them up.
What TVDCS of Claims Are You Giving Up? In exchange for the pay and benefits in Section 3, you (on behalf of yourself and the Releasors) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):
Federal Laws, such as:
•The Age Discrimination in Employment Act;
•The Older Workers Benefit Protection Act;
•Title VII of the Civil Rights of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Civil Rights Act of 1991;
•The Equal Pay Act;
•The Americans with Disabilities Act;
•The Rehabilitation Act;
•The Employee Retirement Income Security Act;
•The Worker Adjustment and Retraining Notification Act;
•The National Labor Relations Act;
•The Fair Credit Reporting Act;
•The Occupational. Safety and Health Act;
•The Uniformed Services Employment and Reemployment Act;
•The Employee Polygraph Protection Act;
•The Immigration Reform Control Act;
•The Family and Medical Leave Act;

IMVT Corporation

•The Genetic Information Nondiscrimination Act;
•The Federal False Claims Act;
•The Patient Protection and Affordable Care Act;
•The Consolidated Omnibus Budget Reconciliation Act; and
•The Lilly Ledbetter Fair Pay Act.
State and Municipal Laws, such as:
•The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational. Activities Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter; and
•The New Jersey Law Against Discrimination; the New Jersey Discrimination in Wages Law; the New Jersey Security and Financial Empowerment Act; the New Jersey Temporary Disability Benefits and Family Leave Insurance Law; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey False Claims Act; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the New Jersey Emergency Responder Leave Law; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (a/k/a the New Jersey WARN Act); and the retaliation provisions of the New Jersey Workers’ Compensation Law.
You Are Giving Up Potential Remedies and Relief. You are waiving any relief that may be available to you (such as money damages, equity grants, benefits, attorneys’ fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 11.
This Release Is Extremely Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you Execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 11.
8.YOU ARE AGREEING NOT TO SUE
Except as provided in Section 11, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 7 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releases for Claims

IMVT Corporation

released under Section 7 arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for Claims released under Section 7 arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action for any Claims released under Section 7.
9.Representations Under The FMLA (leave law) And FLSA (wage and hour law).
You represent that you are not aware of any facts that might justify a Claim by you against the Company for any violation of the Family and Medical Leave Act (“FMLA”). You also represent that you have received, or after the payments and benefits described in Section 2 are paid or provided to you will have received, all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled, and that you are not aware of any facts constituting a violation by the Company or Releasees of any violation of the Fair Labor Standards Act or any other federal, state or municipal laws, in each case, as it pertains to your employment.
10.You Have Not Already Filed An Action.
You represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company or Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.
11.Exceptions To Your Release Of Claims And Covenant Not To Sue
In Sections 7 and 8, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement constitutes a release of Claims with respect to, nor does anything in this Agreement prevent you from bringing a legal action or otherwise taking steps to:
•Enforce the terms of this Agreement; or
•Challenge the validity of this Agreement; or
•Enforce your rights to indemnification and advancement of expenses under any applicable directors and officers liability insurance policy, the Company’s or any of its affiliates’ applicable governing documents or otherwise; or
•Enforcing Claims that cannot be released as a matter of law; or Make any disclosure of information required by law; or
•Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or
•Provide truthful testimony in any forum; or

IMVT Corporation

•Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or
•File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health. Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); or
•File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement.
For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
12.Your Continuing Obligations.
You acknowledge and re-affirm your continuing obligations pursuant to the Employment Agreement and the NDIA executed between you and the Company, including your confidentiality obligations under Section 2 of the NDIA and any restrictions under Sections 4 and 5 of the NDIA.
Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
13.Return Of Property.
As of your Separation Date, you agree that you have returned to the Company (or will return within five (5) business days after the Separation Date) all property belonging to the Company that is in your possession or under your control including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents, in any case, obtained by you in the course of your employment.
14.Prior Disclosures.
You acknowledge that, prior to the termination of your employment with the Company, you disclosed (to the extent permitted by law) to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any material wrongdoing committed by any current or former employee of the Company that has not been disclosed. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding

IMVT Corporation

brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.
15.Non-Disparagement
You agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company or the Releasees. Nothing in this Section 15 is intended to restrict or impede your participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act. The Company agrees that it shall instruct its officers and directors to not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of you.
16.The Company’s Remedies For Breach.
If you breach any section of this Agreement, including without limitation, Section 7, 8, or 15 or otherwise seek to bring a Claim given up under this Agreement, the Company will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company will not be required to post a bond.
17.Governing Law.
This Agreement is governed by New York law, without regard to conflicts of laws principles.
18.Successors And Assigns.
This Agreement is binding on the Parties and their heirs, executors, successors and assigns.
19.Severability And Construction.
If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be modified or substituted to be generally consistent with the original intent or invalid, if necessary. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.
20.No Admission.
By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.
21.Do Not Rely On Verbal Statements.
•This Agreement sets forth the complete understanding between the Parties.

IMVT Corporation

•This Agreement may not be changed orally.
•This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except that, as set forth in Section 6, your restrictive covenant obligations remain in full force and effect.
•Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.
22.Your Opportunity To Review and Revoke.
iv.Twenty-One Day Review Period. You have twenty-one (21) calendar days from the day you receive this Agreement to consider the terms of this Agreement, sign it and return it to [***] ([***]@immunovant.com). Your opportunity to accept the terms of this Agreement will expire at the conclusion of the twenty-one (21) calendar day period if you do not accept those terms before time expires. That means that your opportunity to accept the terms of this Agreement will expire on November 13, 2020. You may sign the Agreement in fewer than twenty-one (21) calendar days, if you wish to do so. If you elect to do so, you acknowledge that you have done so voluntarily. However, you cannot sign this Agreement prior to your Separation Date. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms.
v.Talk To A Lawyer. During the twenty-one (21) calendar-day review period, and before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.
vi.Seven Days to Change Your Mind. You have seven (7) calendar days from the date of signing this Agreement to revoke the Agreement by expressing a desire to do so in writing addressed to [***] ([***]@immunovant.com).
23.We Want To Make Absolutely Certain That You Understand This Agreement.
You acknowledge and agree that:
◦You have carefully read this Agreement in its entirety;
◦You have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days;
◦You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;
◦You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;

IMVT Corporation

◦You fully understand the significance of all of the terms and conditions of this Agreement; and
◦You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY REVIEW PERIOD DESCRIBED ABOVE.
/s/ Pete Salzmann         /s/ Brad Middlekauff
IMVT CORPORATION    BRAD MIDDLEKAUFF
By:        Pete Salzmann
Dated:    November 16, 2020        Dated:     November 13, 2020

IMVT Corporation